EXHBIIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of common stock, par value $0.01 per share, of Alpine Income Property Trust, Inc. dated as of January 27, 2020 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

CRESCENT REAL ESTATE LLC

/s/ Andrew Lombardi
Senior Vice President and General Counsel

GP INVITATION FUND II, LP

/s/ Andrew Lombardi
Senior Vice President and General Counsel of GPIF GP II, LLC, the general partner of GP Invitation Fund II, LP

GPIF GP II, LLC

/s/ Andrew Lombardi
Senior Vice President and General Counsel